Exhibit 23.2

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS  75244

March 4, 2019

Cimarex Energy Co.

1700 Lincoln Street

Suite 3700

Denver, Colorado 80203-4537

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton, to references to our evaluations of the proved oil and gas reserves of Cimarex Energy Co. (Cimarex) for the years ended December 31, 2018, 2017 and 2016 presented in our reports of third party dated January 21, 2019, January 16, 2018 and January 16, 2017.  We further consent to the incorporation of information contained in our reports of third party under the heading “Experts” in the Registration Statement on Form S-3 of Cimarex to be filed during March 2019.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716